Exhibit 8.1

List of the Registrant’s Significant Subsidiaries

Wholly-Owned Subsidiaries

Place of Incorporation
1.	Broad Cosmos Enterprises Ltd.	British Virgin Islands
2.	AirMedia International Limited	British Virgin Islands
3.	AirMedia (China) Limited	Hong Kong
4.	AirMedia Technology (Beijing) Co., Ltd.	PRC
5.	Shenzhen AirMedia Information Technology Co., Ltd.	PRC
6.	Xi'an AirMedia Chuangyi Technology Co., Ltd.	PRC

Affiliated Entities Consolidated in the Registrant's Financial Statements

Place of Incorporation
7.	Beijing AirMedia Shengshi Advertising Co., Ltd. (formerly known as Beijing Shengshi Lianhe Advertising Co., Ltd.)	PRC
8.	Beijing AirMedia Jiaming Advertising Co., Ltd. (formerly known as Beijing AirMedia UC Advertising Co., Ltd.)	PRC
9.	Beijing Yuehang Digital Media Advertising Co., Ltd.	PRC
10.	AirMedia Online Network Technology Co., Ltd.	PRC
11.	Beijing AirMedia Film & TV Culture Co., Ltd.	PRC
12.	Flying Dragon Media Advertising Co., Ltd.	PRC
13.	Wenzhou AirMedia Advertising Co., Ltd.	PRC
14.	Hainan Jinhui Guangming Media Advertising Co., Ltd.	PRC
15.	Beijing Dongding Gongyi Advertising Co., Ltd.	PRC
16.	Beijing GreatView Media Advertising Co., Ltd. (formerly known as Beijing Weimei Shengjing Advertising Co., Ltd.)	PRC
17.	Guangzhou Meizheng Advertising Co., Ltd.	PRC
18.	Beijing AirMedia Tianyi Information Technology Co., Ltd.	PRC
19.	AirMedia Mobile Network Technology Co., Ltd.	PRC
20.	Guangzhou Meizheng Information Technology Co., Ltd.	PRC
21.	AirMedia Henglong Mobile Network Technology Co., Ltd.	PRC
22.	Beijing AirMedia Jiaming Film &TV Culture Co., Ltd.	PRC
23.	Guangzhou Xinyu Advertising Co., Ltd.	PRC

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